Exhibit (99.1)
EASTMAN KODAK COMPANY

Media Contact:
Christopher Veronda   585-724-2622   Christopher.veronda@kodak.com


Kodak to Sell Health Group to Onex for up to $2.55 billion
Sale fulfills strategic intention to focus investment, increase financial flexibility

ROCHESTER, N.Y., Jan. 10 - Eastman Kodak Company (NYSE:EK) announced today that it has entered into an agreement to sell its Health Group to Onex Healthcare Holdings, Inc., a subsidiary of Onex Corporation (TSX: OCX), in a move that will sharpen Kodak's strategic focus on consumer and professional imaging and the graphic communications industry.
  Under terms of the agreement, Kodak will sell its Health Group to Onex for up to $2.55 billion. The price is composed of $2.35 billion in cash at closing, plus up to $200 million in additional future payments if Onex achieves certain returns with respect to its investment. If Onex Healthcare investors realize an internal rate of return in excess of 25% on their investment, Kodak will receive payment equal to 25% of the excess return, up to $200 million.
  Because of tax-loss carry forwards, Kodak expects to retain the vast majority of the initial $2.35 billion cash proceeds. The company plans to use the proceeds to fully repay its approximately $1.15 billion of secured term debt. Other potential uses of the cash proceeds are under review and will be discussed at Kodak's previously announced investor meeting, scheduled for February 8.
  About 8,100 employees associated with the Health Group will continue with the business following the closing. Included in the sale are manufacturing operations focused on the production of health imaging products, as well as an office building in Rochester, N.Y.
  Kodak's Health Group, with revenue of $2.54 billion for the latest 12 reported months (through September 30, 2006), is a worldwide leader in information technology, molecular imaging systems, medical and dental imaging, including digital x-ray capture, medical printers, and x-ray film.

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  Onex Corporation, based in Toronto, is a diversified company and is one of Canada's largest corporations, with annual consolidated revenues of approximately C$20 billion and consolidated assets of approximately C$20 billion. Onex has global operations in health care, service, manufacturing and technology industries. The health care operations include emergency care facilities and diagnostic imaging clinics.
  "Kodak's Health Group is a business with significant market presence and intellectual property assets," said Antonio M. Perez, Kodak's Chairman and Chief Executive Officer. "This sale maximizes shareholder value by obtaining a full and fair valuation for this business, and allows Kodak to increase its financial flexibility.
  "We now plan to focus our attention on the significant digital growth opportunities within our businesses in consumer and professional imaging and graphic communications," Perez said.
  Perez noted that Onex brings significant financial resources to invest in the Health Group business and to ensure its continued success.
  "Onex is an ideal acquirer of Kodak's Health Group because they understand the health industry and are committed to growing the business for the benefit of customers and employees," Perez said. "I'm very pleased that we have such a favorable outcome for all of our constituents."
  "This is a great opportunity to acquire and grow a business that has established an impressive record in delivering innovative solutions to customers around the world," said Robert M. Le Blanc, an Onex Corporation Managing Director. "Kodak's Health Group has an exceptionally strong management team and we share this team's vision for the future. We recognize that growth is critical and that digital technology is the future, and we believe strongly that customers and employees must continue to be a top priority."
  Subject to regulatory and other approvals, it is anticipated that the sale will close in the first half of 2007.
  Goldman, Sachs & Co. acted as financial advisor to Kodak on the sale of its Health Group and Sullivan & Cromwell LLP provided legal counsel. Lazard Freres & Co. provided a fairness opinion in relation to the transaction.

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CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may be forward-looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to strategic focus, expectations and the availability of the use of proceeds and debt reduction plans are forward-looking statements.

Actual results may differ from those expressed or implied in forward-looking statements. In addition, any forward-looking statements represent the Company's estimates only as of the date they are made, and should not be relied upon as representing the Company's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change. The forward-looking statements contained in this report are subject to a number of factors and uncertainties, including the successful: execution of the digital growth and profitability strategies, business model and cash plan; implementation of the cost reduction program; implementation of, and performance under, the debt management program, including compliance with the Company's debt covenants; development and implementation of product, go-to-market and e-commerce strategies; protection, enforcement and defense of the Company's intellectual property, including defense of our products against the intellectual property challenges of others; implementation of intellectual property licensing and other strategies; development and implementation of e-commerce strategies; completion of various portfolio actions; reduction of inventories; integration of acquired businesses; improvement in manufacturing productivity and techniques; improvement in receivables performance; improvement in supply chain efficiency; and implementation of the strategies designed to address the decline in the Company's traditional businesses. The forward-looking statements contained in this report are subject to the following additional risk factors: inherent unpredictability of currency fluctuations, commodity prices and raw material costs; competitive actions; changes in the Company's debt credit ratings and its ability to access capital markets; the nature and pace of technology evolution; continuing customer consolidation and buying power; current and future proposed changes to accounting rules and to tax laws, as well as other factors which could impact the Company's effective tax rate; general economic, business, geo-political and regulatory conditions; market growth predictions; continued effectiveness of internal controls; and other factors and uncertainties disclosed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statements in this report should be evaluated in light of these important factors and uncertainties.

2007